Exhibit 99.1

Contacts:	Robert Jaffe PondelWilkinson Inc. (310) 279-5980

LANNETT COMPANY NAMES JEFFREY FARBER AS CHAIRMAN

Philadelphia, PA — July 16, 2012 — Lannett Company, Inc. (NYSE MKT: LCI), a manufacturer of generic pharmaceuticals, today announced that Jeffrey Farber, vice chairman of the board, has been named chairman, effective immediately, succeeding Ronald A. West, who is relinquishing the chairman position because of health reasons, but will remain on the board.

Farber was appointed vice chairman in August 2011 and was elected to the board in May 2006.  He joined the company in August 2003 as secretary.  Farber is president and owner of Auburn Pharmaceutical, a national generic pharmaceutical distributor.  Prior to starting Auburn, he served in various positions at Major Pharmaceutical, rising to become president of its mid-west division.  He also served on the board of directors of Vitarine Pharmaceuticals, the manufacturing division of Major.

“Lannett has made excellent progress under Ron West’s stewardship,” said Farber.  “On behalf of the board, I want to thank Ron for his leadership and dedication.  We look forward to his continued counsel as we work with Lannett’s talented management team to further grow the company and enhance shareholder value.”

West, member of Lannett’s board since 2002, served as Vice Chairman since 2004 and Lead Director since 2009.  Currently, he also serves as a director of Beecher Associates, an industrial real estate investment company.  West previously served as chairman and chief executive officer of Dura Corporation, a manufacturer of automotive products and other engineered equipment components.

About Lannett Company, Inc.

Lannett Company, founded in 1942 and celebrating its 70th anniversary, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit Lannett Company’s website at www.lannett.com.

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